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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 3

INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

1.  Name and Address of Reporting Person

    Larry N. Feinberg
    c/o Oracle Partners, L.P.
    712 Fifth Avenue
    45th Floor
    New York, New York  10019

2.  Date of Event Requiring Statement (Month/Day/Year)

    September 29, 1999

3.  IRS Reporting Person
    (Voluntary)

4.  Issuer Name and Ticker or Trading Symbol

    Texas Biotechnology Corporation
    TXB

5. Relationship of Reporting Person(s) to Issuer (Check all applicable)

    ( ) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

6.  If Amendment, Date of Original (Month/Day/Year)


7.  Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person




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     Table I -- Non-Derivative Securities Beneficially Owned

1. Title of Security 2. Amount of    3. Ownership     4. Nature of Indirect
                        Securities      Form:            Beneficial Ownership
                        Beneficially    Direct(D) or
                        Owned           Indirect(I)

Common Stock            3,476,124*      (I)              General Partner
                                                         or Investment Manager



            Table II -- Derivative Securities Beneficially Owned

1.Title of     2.Date Exer-    3.Title and Amount     4.Conver-      5.Ownership     6.Nature of
  Derivative     cisable and     of Securities          sion or        Form of         Indirect
  Security       Expiration      Underlying             Exercise       Derivative      Beneficial
                 Date            Derivative Security    Price of       Security:       Ownership
                 (Month/Day/      ---------------       Deri-          Direct(D) or
                 Year)           Title   Amount or      vative         Indirect (I)
               ---------------           Number of      Security
               Date    Expira-           Shares
               Exer-   tion
               cisable Date



EXPLANATION OF RESPONSES:

* The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Rule 16a-1(a)(1) or (a)(2) of the Securities Exchange Act of 1934 or for any other purpose.

SIGNATURE OF REPORTING PERSON


  /s/ Larry N. Feinberg
  _____________________________
  Larry N. Feinberg


DATE

October 7, 1999



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